THE NEW HOME COMPANY REPORTS THIRD QUARTER 2014 RESULTS

•	Total Revenues Increase 35% to $28.6 Million

•	Backlog Dollar Value Increases 355% to $91.1 Million

•	Backlog Dollar Value of JV Communities Grew 102% to $189.1 Million

•	Opened Three New JV Communities to Support Planned Growth Initiatives

Aliso Viejo, California, November 7, 2014. The New Home Company Inc. (NYSE: NWHM) today announced results for the third quarter ended September 30, 2014.

Third Quarter 2014 Highlights Compared to Third Quarter 2013

•	Total revenues of $28.6 million, an increase of 35%

•	Backlog dollar value increased more than four times to $91.1 million

•	Average sales price of homes delivered increased 78% to $820,000

•	Fee building revenue more than doubled to $20.4 million

•	Backlog dollar value of homes from JVs grew 102% to $189.1 million

•	New home deliveries from JVs grew 177% to 72 homes

•	Owned or controlled lots, including lots held in JVs and fee building communities, increased to over 6,500 lots compared to 4,753 lots

“The third quarter marked another quarter of progress as we position our business to execute our strategic growth objectives for 2014, and more importantly, 2015 and beyond,” stated Larry Webb, Chief Executive Officer. "During the quarter, our new and existing communities increased backlog significantly, reflecting our efforts to acquire well-located land, design unique floor plans and construct high quality homes in some of California’s most attractive markets. While the direction of our overall operation is positive, our results continue to be impacted by near-term timing factors and shifting market dynamics. That said, we enter the final quarter of the year with a backlog of $91.1 million for owned communities and $189.1 million for unconsolidated joint venture communities. This backlog will allow us to increase revenues and improve profitability as we move into the fourth quarter and 2015."

Third quarter 2014 operating results
Total revenues for the third quarter 2014 were $28.6 million, compared to $21.2 million in the prior year period. The net loss attributable to the Company for the third quarter 2014 was $1.1 million, or $0.06 per diluted share, compared to net income of $2.1 million, or $0.24 per diluted share, in the prior year period. The change in net (loss) income was primarily due to a decrease in equity in net income from JVs, along with an increase in SG&A as a result of increased personnel costs to support our increase in community count and overall growth and costs associated with becoming a public company.

Wholly Owned Communities
Home sales revenue for the third quarter 2014 was $8.2 million, compared to $11.5 million in the prior year period. New home deliveries were 10 for the third quarter 2014, compared to 25 in the prior year period. The decrease in new home deliveries was primarily due to the closeout of one community in Sacramento, California. The average selling price of homes delivered was approximately $820,000 compared to $461,000 in the prior year period. The increase in average selling price was primarily due to a change in product mix to a community with a higher average sales price. The Company expects the average selling price to vary from quarter-to-quarter due to the mix of product offered and the introduction of new communities.

Homebuilding gross margin percentage for the third quarter 2014 was 15.6%, compared to 17.0% in the prior year period. Adjusted homebuilding gross margin percentage*, which excludes interest in cost of home sales, decreased to 16.4% from 18.4% in the prior year period, which was attributable to a higher cost of homes delivered at our Sacramento communities. SG&A expense for the third quarter 2014 was $4.1 million, compared to $2.4 million in the prior year period. As a percent of home sales revenue, SG&A was 50.2% for the third quarter 2014, compared to 20.7% in the prior year period. The increase in SG&A was a result of an increase in stock-based compensation, professional fees and other costs associated with being a publicly traded company and increased activity related to the Company’s communities.

New home orders were 27 in the third quarter 2014 from 4.0 average selling communities, compared to 22 homes in the prior year period from 2.8 average selling communities. The Company had four actively selling communities at the end of the third quarter 2014 and three at the end of the prior year period. At the end of the third quarter 2014, the number of homes in backlog was 42, representing approximately $91.1 million of backlog dollar value, compared to 32 homes at the end of the prior year period, representing approximately $20.0 million of backlog dollar value. The average selling price of homes in backlog at the end of the third quarter 2014 was $2.2 million compared to $626,000 at the end of the prior year period. The increase in average selling price of homes in backlog was primarily the result of a change in product mix, driven by the introduction of sales in higher priced communities.

Unconsolidated Joint Ventures (JVs)
The Company’s share of net income from JVs for the third quarter 2014 was $0.1 million, compared to $1.0 million in the prior year period. The recognition of such income is significantly impacted by both the homes delivered as well as the point in time within the JV lifecycle when the homes are delivered.

The following sets forth supplemental information about the Company’s JVs. Such information is not included in the Company’s financial data for GAAP purposes. Home sales revenue of the JVs was $35.7 million and net income was $2.4 million for the third quarter 2014, compared to $39.4 million and $7.4 million in the prior year period, respectively. New home deliveries increased to 72 for the third quarter 2014, compared to 26 in the prior year period primarily due to an increase in average selling communities. The average selling price of homes delivered in JVs was $496,000 compared to $1,515,000 in the prior year period due to a higher mix of new homes delivered from lower priced communities. Homebuilding gross margin percentage generated by the JVs for the third quarter 2014 was 17.9%, compared to 27.7 % in the prior year period. Adjusted homebuilding gross margin percentage* of the JVs, which excludes interest in cost of home sales, was 19.1%, compared to 30.2 % in the prior year period. The margins for two communities within one JV were negatively impacted by the mix of homes delivered, which included below market rate homes in one of our JVs during the quarter.

New home orders in JVs were 79 for the third quarter 2014, compared to 47 new homes in the prior year period, primarily due to an increase in average selling communities. The JVs had 10 actively selling communities at the end of the third quarter 2014 compared to four at the end of the prior year period. At the end of the third quarter 2014, the JVs had 147 homes in backlog, representing approximately $189.1 million of backlog dollar value, compared to 91 homes at the end of the prior year period, representing approximately $93.5 million of backlog dollar value.

Fee Building Communities
Fee building revenue for the third quarter 2014 was $20.4 million, compared to $9.7 million in the prior year period. Management fees from JVs were $2.2 million for the third quarter 2014, compared to $1.9 million in the prior year period. The increase in fee building revenue was due to three additional fee building agreements and the increase in management fees from unconsolidated joint ventures. Fee building gross margin for the third quarter 2014 was $1.0 million, compared to $1.8 million in the prior year period. The results for the three months ended September 30, 2014 were negatively impacted by the composition of fee building revenue, which was dominated by construction related activity, and an increase in overhead expenses.

Balance Sheet and Liquidity
As of September 30, 2014, the Company had $59.9 million of cash and cash equivalents, $49.7 million in available loan commitments and total debt outstanding of $94.3 million. The Company ended the third quarter 2014 with a net-debt-to-capital ratio of 19.0%.*
* See "Reconciliation of Non-GAAP Financial Measures"

Conference Call Details
The Company will host a conference call and webcast for investors and other interested parties beginning at 11:00 a.m. Eastern Time on Friday, November 7, 2014 to review third quarter results, discuss recent events and conduct a question-and-answer period. The conference call will be available in the Investors section of the Company’s website at www.NWHM.com. To listen to the broadcast live, go to the site approximately 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. To participate in the telephone conference call, dial 1-877-407-0789 (domestic) or 1-201-689-8562 (international) at least five minutes prior to start time. Replays of the conference call will be available through December 7, 2014, and can be accessed by dialing 1-877-870-5176 (domestic) or 1-858-384-5517 (international) and entering the pass code 13592230.

About The New Home Company
NWHM is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California, including coastal Southern California, the San Francisco Bay area and metro Sacramento. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.
Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific communities and our future production, our ability to execute our strategic growth objectives, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; continued volatility and uncertainty in the credit markets and broader financial markets; our future operating results and financial condition; our business operations; changes in our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of communities; the degree and nature of our competition; our leverage and debt service obligations; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report filed with the Securities and Exchange Commission ("SEC").

Contact:
Investor Relations: 949-382-7838
investorrelations@nwhm.com

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Operating Data:
Revenues	$28,605	$21,171	$7,434	$76,672	$58,425	$18,247
Home sales	$8,197	$11,516	$(3,319)	$22,855	$24,735	$(1,880)
Homebuilding gross margin	$1,275	$1,954	$(679)	$4,033	$4,349	$(316)
Homebuilding gross margin %	15.6%	17.0%	(1.4)%	17.6%	17.6%	—%
Adjusted homebuilding gross margin % *	16.4%	18.4%	(2.0)%	18.1%	19.0%	(0.9)%
Fee building revenue (1)	$20,408	$9,655	$10,753	$53,817	$33,690	$20,127
Fee building gross margin	$1,019	$1,779	$(760)	$1,954	$3,026	$(1,072)
Fee building gross margin %	5.0%	18.4%	(13.4)%	3.6%	9.0%	(5.4)%
Equity in net income of unconsolidated joint ventures	$50	$1,038	$(988)	$995	$1,690	$(695)
Net (loss) income attributable to The New Home Company Inc.	$(1,059)	$2,103	$(3,162)	$(533)	$2,916	$(3,449)
Interest incurred and capitalized to inventory	$534	$281	$253	$1,079	$814	$265
Interest in cost of home sales	$64	$158	$(94)	$118	$348	$(230)
Other Data:
New home orders	27	22	5	60	66	(6)
New homes delivered	10	25	(15)	33	59	(26)
Average selling price of homes delivered	$820	$461	$359	$693	$419	$274
Selling communities at end of period				4	3	1
Backlog (est. dollar value)				$91,061	$20,030	$71,031
Backlog (homes)				42	32	10
Average selling price in backlog				$2,168	$626	$1,542

				September 30,	December 31,
Balance Sheet Data:				2014	2013	Change

Cash, cash equivalents and restricted cash				$60,986	$9,672	$51,314
Real estate inventories				$126,174	$45,350	$80,824
Lots owned and controlled (2)				6,524	5,077	1,447
Notes payable				$94,298	$17,883	$76,415
Equity, exclusive of non-controlling interest				$142,148	$64,356	$77,792
Book capitalization				$236,446	$82,239	$154,207
Ratio of debt-to-capital				39.9%	21.7%	18.2%
Ratio of net debt-to-capital *				19.0%	11.3%	7.7%
(1) Fee building revenue includes management fees from unconsolidated joint ventures of $2.2 million and $1.9 million for the three months ended September 30, 2014 and 2013, respectively, and $5.5 million and $4.4 million for the nine months ended September 30, 2014 and 2013, respectively.
(2) Includes lots owned and controlled through joint ventures and fee building agreements.
* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 11.

KEY OPERATIONS AND FINANCIAL DATA - UNCONSOLIDATED JOINT VENTURES
(dollars in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014	2013	Change	2014	2013	Change
Operating Data:
Home sales	$35,720	$39,382	$(3,662)	$88,166	$105,002	$(16,836)
Homebuilding gross margin	$6,393	$10,900	$(4,507)	$18,677	$28,260	$(9,583)
Homebuilding gross margin %	17.9%	27.7%	(9.8)%	21.2%	26.9%	(5.7)%
Adj homebuilding gross margin % *	19.1%	30.2%	(11.1)%	22.3%	29.3%	(7.0)%
Net income	$2,424	$7,411	$(4,987)	$7,563	$19,769	$(12,206)
Interest in cost of home sales	$443	$965	$(522)	$1,008	$2,556	$(1,548)
Other Data:
New home orders	79	47	32	231	111	120
New homes delivered	72	26	46	146	74	72
Average selling price of homes delivered	$496	$1,515	$(1,019)	$604	$1,419	$(815)
Selling communities at end of period				10	4	6
Backlog (est. dollar value)				$189,069	$93,529	$95,540
Backlog (homes)				147	91	56
Average selling price in backlog				$1,286	$1,028	$258

				September 30,	December 31,
Balance Sheet Data:				2014	2013	Change

Cash, cash equivalents and restricted cash				$36,144	$19,650	$16,494
Real estate inventories				$409,960	$266,317	$143,643
Lots owned and controlled				4,300	2,973	1,327
Notes payable				$134,180	$68,594	$65,586
The Company's equity				$55,943	$32,270	$23,673
Other partners' equity				$226,031	$171,762	$54,269
Book capitalization				$416,154	$272,626	$143,528

* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 11.

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$59,944,071	$9,541,361
Restricted cash	1,042,280	130,215
Contracts and accounts receivable	9,626,408	7,178,241
Due from affiliates	507,350	558,421
Real estate inventories	126,174,097	45,350,479
Investment in unconsolidated joint ventures	55,942,515	32,269,546
Property and equipment, net of accumulated depreciation	1,082,552	481,506
Other assets	5,685,999	3,439,527
Total assets	$260,005,272	$98,949,296

Liabilities and equity
Accounts payable	$18,684,739	$8,687,702
Accrued expenses and other liabilities	3,244,665	6,851,162
Notes payable	94,297,509	17,883,338
Total liabilities	116,226,913	33,422,202
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 16,448,750 shares issued and outstanding as of September 30, 2014	164,488	—
Additional paid-in capital	142,858,709	—
Retained deficit	(875,089)	—
Total The New Home Company Inc. stockholders' equity	142,148,108	—
Members’ equity	—	64,355,719
Noncontrolling interest in subsidiary	1,630,251	1,171,375
Total equity	143,778,359	65,527,094
Total liabilities and equity	$260,005,272	$98,949,296

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues:
Home sales	$8,196,683	$11,515,947	$22,854,625	$24,735,081
Fee building, including management fees from unconsolidated joint ventures of $2,199,198, $1,902,346 $5,523,998 and $4,373,734, respectively	20,408,030	9,655,331	53,817,385	33,689,862
	28,604,713	21,171,278	76,672,010	58,424,943
Expenses:
Cost of homes sales	6,922,087	9,561,856	18,821,857	20,386,325
Cost of fee building	19,389,081	7,876,798	51,863,827	30,663,898
Abandoned project costs	62,099	166,132	161,887	489,395
Selling and marketing	971,214	528,920	2,187,767	1,272,575
General and administrative	3,148,326	1,858,908	8,028,183	4,122,348
	30,492,807	19,992,614	81,063,521	56,934,541
Equity in net income of unconsolidated joint ventures	50,098	1,037,579	994,826	1,689,659
Guaranty fee income	—	28,391	18,927	85,173
Other income (expense), net	16,835	(7,997)	28,819	(33,790)
(Loss) income before taxes	(1,821,161)	2,236,637	(3,348,939)	3,231,444
Benefit of (provision for) taxes	556,305	(133,476)	2,575,454	(315,313)
Net (loss) income	(1,264,856)	2,103,161	(773,485)	2,916,131
Net loss attributable to noncontrolling interests	205,901	—	240,386	—
Net (loss) income attributable to The New Home Company Inc.	$(1,058,955)	$2,103,161	$(533,099)	$2,916,131

(Loss) earnings per share attributable to The New Home Company Inc.
Basic	$(0.06)	$0.24	$(0.03)	$0.38
Diluted	$(0.06)	$0.24	$(0.03)	$0.38
Weighted average shares outstanding:
Basic	16,448,750	8,636,250	15,696,435	7,667,424
Diluted	16,448,750	8,636,250	15,696,435	7,667,424

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended
	September 30,
	2014	2013
Operating activities:
Net (loss) income	$(773,485)	$2,916,131
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Deferred taxes	(1,387,098)	—
Amortization of equity based compensation	1,807,047	356,250
Distributions of earnings from unconsolidated joint ventures	784,176	2,370,392
Equity in net income of unconsolidated joint ventures	(994,826)	(1,689,659)
Depreciation	244,616	144,006
Abandoned project costs	161,887	489,395
Net changes in operating assets and liabilities:
Restricted cash	(912,065)	9,600
Contracts and accounts receivable	(2,448,167)	1,574,010
Due from affiliates	51,071	(566,029)
Real estate inventories	(65,124,535)	(17,533,987)
Other assets	(152,674)	(2,614,537)
Accounts payable	9,997,037	(936,240)
Accrued expenses and other liabilities	(3,606,497)	1,588,741
Net cash used in operating activities	(62,353,513)	(13,891,927)
Investing activities:
Purchases of property and equipment	(845,662)	(296,724)
Contributions to unconsolidated joint ventures	(24,645,041)	(17,184,352)
Distributions of equity from unconsolidated joint ventures	3,073,014	8,979,636
Net cash used in investing activities	(22,417,689)	(8,501,440)
Financing activities:
Net proceeds from issuance of common stock	87,800,022	—
Repurchase of common stock	(11,988,281)	—
Cash contributions from members	—	21,600,000
Cash distribution to noncontrolling interest in subsidiary	(52,000)	—
Proceeds from issuance of unsecured notes to members	—	1,055,000
Repayments of unsecured notes to members	—	(2,055,000)
Borrowings from notes payable	90,949,122	13,883,569
Repayments of notes payable	(31,534,951)	(13,630,294)
Net cash provided by financing activities	135,173,912	20,853,275
Net increase (decrease) in cash and cash equivalents	50,402,710	(1,540,092)
Cash and cash equivalents – beginning of period	9,541,361	6,007,928
Cash and cash equivalents – end of period	$59,944,071	$4,467,836
Supplemental cash flow information and non-cash transactions:
Interest paid, net of amounts capitalized	$—	$—
Taxes paid	$1,470,000	$216,522
Supplemental disclosures of non-cash transactions
Purchase of real estate with note payable to land seller	$17,000,000	$—
Contribution of real estate to unconsolidated joint ventures	$1,890,292	$8,290,002
Contribution of real estate from noncontrolling interest in subsidiary	$751,262	$—
Deductible transaction costs from IPO	$694,000	$—
Additional contribution of deferred tax assets	$12,700	$—

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful, as it isolates the impact leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended September 30,
	2014	%	2013	%
Homebuilding
Home sales	$8,196,683	100.0%	$11,515,947	100.0%
Cost of home sales	6,922,087	84.4%	9,561,856	83.0%
Homebuilding gross margin	1,274,596	15.6%	1,954,091	17.0%
Add: interest in cost of home sales	64,080	0.8%	157,949	1.4%
Adjusted homebuilding gross margin	$1,338,676	16.4%	$2,112,040	18.4%
Homebuilding gross margin percentage	15.6%		17.0%
Adjusted homebuilding gross margin percentage	16.4%		18.4%

Unconsolidated Joint Ventures - Homebuilding
Home sales	$35,719,714	100.0%	$39,382,319	100.0%
Cost of home sales	29,326,370	82.1%	28,482,738	72.3%
Homebuilding gross margin	6,393,344	17.9%	10,899,581	27.7%
Add: interest in cost of home sales	442,609	1.2%	965,338	2.5%
Adjusted homebuilding gross margin	$6,835,953	19.1%	$11,864,919	30.2%
Homebuilding gross margin percentage	17.9%		27.7%
Adjusted homebuilding gross margin percentage	19.1%		30.2%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

	Nine Months Ended September 30,
	2014	%	2013	%
Homebuilding
Home sales	$22,854,625	100.0%	$24,735,081	100.0%
Cost of home sales	18,821,857	82.4%	20,386,325	82.4%
Homebuilding gross margin	4,032,768	17.6%	4,348,756	17.6%
Add: interest in cost of home sales	118,269	0.5%	347,572	1.4%
Adjusted homebuilding gross margin	$4,151,037	18.1%	$4,696,328	19.0%
Homebuilding gross margin percentage	17.6%		17.6%
Adjusted homebuilding gross margin percentage	18.1%		19.0%

Unconsolidated Joint Ventures - Homebuilding
Home sales	$88,166,393	100.0%	$105,001,748	100.0%
Cost of home sales	69,489,511	78.8%	76,741,526	73.1%
Homebuilding gross margin	18,676,882	21.2%	28,260,222	26.9%
Add: interest in cost of home sales	1,007,730	1.1%	2,555,686	2.4%
Adjusted homebuilding gross margin	$19,684,612	22.3%	$30,815,908	29.3%
Homebuilding gross margin percentage	21.2%		26.9%
Adjusted homebuilding gross margin percentage	22.3%		29.3%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	September 30,	December 31,
	2014	2013
Notes payable	$94,297,509	$17,883,338
Equity, exclusive of non-controlling interest	142,148,108	64,355,719
Total capital	$236,445,617	$82,239,057
Ratio of debt-to-capital (1)	39.9%	21.7%

Notes payable	$94,297,509	$17,883,338
Less: cash, cash equivalents and restricted cash	60,986,351	9,671,576
Net debt	33,311,158	8,211,762
Equity, exclusive of non-controlling interest	142,148,108	64,355,719
Total capital	$175,459,266	$72,567,481
Ratio of net debt-to-capital (2)	19.0%	11.3%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing notes payable by the sum of total notes payable plus equity, exclusive of non-controlling interest.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is notes payable less cash to the extent necessary to reduce the debt balance to zero) by total capital, exclusive of non-controlling interest. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our notes payable, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information. See the table above reconciling this non-GAAP financial measure to the ratio of debt-to-capital.